UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 15, 2026

CARPARTS.COM, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33264	68-0623433
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4910 Airport Plaza Drive, Suite 300, Long Beach CA 90815
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (424) 702-1455

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	PRTS	The NASDAQ Stock Market LLC (NASDAQ Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

On June 15, 2026, CarParts.com, Inc. (the “Company”) entered into a Loan and Security Agreement (the “Credit Agreement”) with First Business Specialty Finance, LLC (“FBSF”) providing for an asset-based revolving credit facility in an aggregate maximum principal amount of up to $25,000,000 (the “Credit Facility”), secured by substantially all of the assets of the Company. Certain of the Company’s subsidiaries will act as guarantors of the Credit Facility pursuant to a Security Agreement, dated as of June 15, 2026, between FBSF and the subsidiary guarantors party thereto (the “Security Agreement”).

The Credit Facility provides for loans, plus all letter of credit liabilities, up to the lesser of (i) $25,000,000, or (ii) the amount available under a “borrowing base” calculated primarily by reference to the Company’s cash and cash equivalents, accounts receivables, and inventory.

The loans under the Credit Facility accrue interest at a varying rate equal to the 1 Month Term SOFR published by CME Group Benchmarks Administration Limited plus 3.25% per annum. The interest rate is subject to reduction upon delivery of annual audited financial statements as follows: (i) a 0.25% reduction if the Fixed Charge Coverage Ratio (as defined in the Credit Agreement) for the prior fiscal year is between 1.10x and 1.25x (inclusive), or (ii) a 0.50% reduction if the Fixed Charge Coverage Ratio for the prior fiscal year exceeds 1.25x, in each case provided no Event of Default (as defined in the Credit Agreement) is continuing. The Credit Facility matures on March 31, 2028, and automatically renews for successive one-year periods unless either party provides at least 30 days’ prior written notice of termination.

If the Credit Facility is terminated prior to the maturity date, the Company must pay a prepayment premium equal to (a) if the Credit Facility is terminated prior to June 15, 2027, $750,000 or (b) if the Credit Facility is terminated on or after June 15, 2027, $500,000. The Credit Facility is also subject to mandatory prepayments from the net proceeds of certain asset dispositions and sales of equity interests in the Company’s subsidiaries.

The Credit Agreement contains customary negative covenants restricting the Company’s and its subsidiaries’ ability to create, incur, assume or become liable for indebtedness; make certain investments; dispose of assets; pay dividends or repurchase the Company’s stock; create, incur or assume liens; consummate mergers or acquisitions; enter into affiliate transactions; or amend the Company’s organizational documents.

The Credit Agreement also contains customary representations and warranties, affirmative covenants and events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross-acceleration to other debt, and material adverse changes in the Company’s business. If an event of default occurs, FBSF will be entitled to take various actions, including the acceleration of all amounts due under the Credit Facility and all actions permitted to be taken by a secured creditor. In addition, if the sum of the Company’s cash balance and availability under the Credit Facility is less than $15,000,000, or if the Company’s availability under the Credit Facility is less than $7,500,000, then the Company must maintain a Fixed Charge Coverage Ratio (as defined in the Credit Agreement) of not less than 1.10 to 1.0, tested quarterly on a trailing four-quarter basis.

In connection with entering into the Credit Facility, the Company and JPMorgan Chase Bank terminated the Company’s revolving credit facility with JPMorgan Chase Bank (the “JPM Credit Facility”). At the time it was terminated, there were no amounts outstanding under the JPM Credit Facility.

The foregoing descriptions of the Credit Agreement and the Security Agreement are subject to and qualified in their entirety by reference to the full text of the Credit Agreement and Security Agreement, which are filed as Exhibits 10.1 and 10.2, respectively, hereto.

Item 1.02	Termination of a Material Definitive Agreement

The information in Item 1.01 regarding the JPM Credit Facility is incorporated into this Item 1.02 by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information in Item 1.01 regarding the Credit Facility is incorporated into this Item 2.03 by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
10.1	Loan and Security Agreement dated June 15, 2026, by and between CarParts.com, Inc., and First Business Specialty Finance, LLC
10.2	Security Agreement dated June 15, 2026, by and between the subsidiary guarantors party thereto and First Business Specialty Finance, LLC
104	Cover Page Interactive Data File - the cover page interactive data file does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 16, 2026	CARPARTS.COM, INC.

	By:	/s/ Mark DiSiena
	Name:	Mark DiSiena
	Title:	Interim Chief Financial Officer